Exhibit 10.8

February 1, 2025

Dear Nikhil,

I am pleased to notify you that we are updating your employment with Circle Internet Financial, LLC (“Circle” or the “Company”) to the role of Chief Product & Technology Officer reporting to Jeremy Allaire, Co-Founder, Chairman, and Chief Executive Officer, commencing full-time on January 1, 2025 (“Effective Date”). This position is full time and is classified as exempt under the Fair Labor Standards Act.

This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you, orally or in writing, about your employment with Circle.

Salary: In consideration of your services, your annual salary will be $500,000 effective as of the Effective Date, payable in semi-monthly installments, subject to all withholdings and deductions as required by law. Your salary will be subject to periodic review and adjustments at the Company’s discretion.

Bonus Plan: You are eligible to participate in the Company’s executive short-term incentive plan. As of the Effective Date, and subject to change, your 2025 target bonus opportunity will be 110% of your Salary (the “Target Bonus”), and is determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Circle Internet Group, Inc. (Circle’s “Parent Company”) based on the achievement of Company and individual performance goals established by the Compensation Committee. Your actual bonus may be higher or lower than the Target Bonus, as determined by the Compensation Committee. Notwithstanding the foregoing or other provisions in this offer letter, the Target Bonus may be adjusted at any time in connection with external or internal analysis. You shall have no right to a bonus if your employment terminates for any reason or you are under notice of termination (whether given by you or the Company) at or prior to the date when a bonus might otherwise have been payable.

Equity: During the term of your employment with Circle or any of its affiliates, you will be eligible to participate in the Company’s equity program, subject to approval by the Board or the Compensation Committee. If you accept this new offer, the Compensation Committee has approved that you will be granted restricted stock units equal to a value of $6,000,000, subject to vesting requirements and governed by the Circle Internet Group, Inc. Share Award

Plan dated July 1, 2024 and an associated restricted stock unit award agreement. The time-based vesting measurement period will begin on the first day of the month containing the Effective Date (“Vesting Commencement Date”). The restricted stock units shall vest over a four year period, with twenty-five percent (25%) of the restricted stock units vesting on the one (1) year anniversary of the Vesting Commencement Date, and one thirty-sixth (1/36th) of the remaining restricted stock units vesting each month thereafter on the same day of the month as the Vesting Commencement Date, subject to you continuing to be an employee of the Company through each such date. In addition, the restricted stock units will be subject to an additional performance-based vesting condition, which is defined as a Sale Event or Public Listing, as will be set forth in the restricted stock unit award agreement. The restricted stock units may be subject to additional vesting requirements as set forth in the restricted stock unit award agreement.

You will also be eligible for a discretionary Annual Grant of equity. The Compensation Committee and/or Board have sole discretion and authority to determine whether the Annual Grant has been earned, the timing of the award, the actual value of the Annual Grant award, if any, and the equity vehicle or vehicles used to satisfy the award. Consistent with all equity grants or awards, the specific terms of the grant will be subject to and controlled by the applicable equity plan and award agreement.

Notice Period: Your employment may be terminated by you or the Company at any time and for any reason, provided that, unless mutually agreed upon by the parties, either party shall give the other party at least two months’ advance written notice of any termination of employment, except in the event of termination by the Company for cause such notice will not be required.

Benefits: As a full-time employee, you will continue to be eligible to participate in the benefits programs maintained by the Company. The benefits package at Circle includes health, dental, life, short-term disability and long-term disability insurance.

Work Location: It is expected that you will continue to perform your duties from your home in San Francisco, California. The Company may require, at some point in the future, that you travel for business and/or perform your job responsibilities at a Company office. If you would like to perform your work duties in any location other than your home in San Francisco, California, you should speak with your manager and must receive approval from the Company to do so.

Indemnification: You will continue to be provided with (i) coverage under the Company’s existing directors’ and officers’ liability insurance policy, and (ii) contractual indemnification rights by entering into an indemnification agreement with the Company.

Other Terms: You will be subject to all applicable employment and other policies of Circle, as outlined in the Employee Handbook and elsewhere. Your employment with Circle will be “at-will,” meaning that either you or the Company may terminate the relationship at any time, with or without cause. The above terms are a summary of our employment relationship and are subject to later modification by the Company. Nothing in this letter or its exhibits alters the “at-will” nature of your relationship, guarantees you employment for any period of time, or guarantees any terms or conditions of employment.

This offer of employment is contingent upon your signing the enclosed Employee Non-Solicitation, Confidentiality and Assignment Agreement.

We are excited to see you achieve great success. If you accept this update to your position, please acknowledge your acceptance by signing and returning the enclosed counterpart of this letter on or before 5:00PM ET on February 14, 2025.

Sincerely,

/s/ Brian Christman

Brian Christman

Chief People Officer

Acceptance of Offer

You understand that this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the items expressly covered by this letter. You have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Accepted: Nikhil Chandhok

Acceptance Date: 2/9/2025

Signature: /s/ Nikhil Chandhok